EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2005, except for footnote 16, as to which the date is October 1, 2005 and footnote 17, as to which the date is March 28, 2006, relating to the financial statements of Behringer Harvard REIT I, Inc. and March 31, 2005 relating to the financial statements of the tenant-in-common interest holders of the Colorado Building, which appear in Behringer Harvard REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 2, 2007